Exhibit 99.1
NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
OF AFFILIATED COMPUTER SERVICES, INC.
CONCERNING YOUR RIGHTS
REGARDING AFFILIATED COMPUTER SERVICES, INC. STOCK
September 28, 2006
As a director or executive officer of Affiliated Computer Services, Inc. (“ACS”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), and more specifically, Regulation BTR, which prohibit certain stock trades during employee benefit plan blackout periods.
This notice is to inform you that you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your ACS common stock that you acquired in connection with your services or employment as a director or executive officer of ACS, due to a blackout period under the ACS Savings Plan.
The ACS Savings Plan blackout period is in connection with ACS’s decision to temporarily suspend future purchases of its common stock pursuant to the ACS Savings Plan as a result of the fact that ACS is not in a position to file its Annual Report on Form 10-K for its fiscal year ended June 30, 2006 by September 28, 2006. Accordingly, there is a concurrent restriction on trading by ACS’s directors and executive officers under Section 306(a) of the Act.
During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of ACS (or derivative securities of those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer of ACS. Generally, this includes all securities acquired while a director or executive officer. Therefore, the prohibition on transactions by you applies to amounts, if any, you may have invested in ACS shares under the ACS Savings Plan and to ACS stock you otherwise hold. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as ACS stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.
There is a presumption that any securities sold during a blackout period are not exempt from the requirements of Regulation BTR (that is, the individual corporate insider bears the burden of proving that the securities were not “acquired in connection with service or employment”). The SEC rules exempt certain transactions from the trading restriction. Some of these are:

1.	regularly scheduled purchases or sales of employer securities pursuant to an automatic election, which satisfy SEC Rule 10b5-1;

2.	increases or decreases in equity holdings resulting from a stock split, stock dividend or pro-rata rights distribution;

3.	grant of an option or other equity compensation under certain plans; and,

4.	acquisition or disposition of equity securities involving a bona fide gift.
If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer shares of ACS common stock during the blackout period, you must notify William L. Deckelman, Jr., Executive Vice President, at 2828 North Haskell Avenue, Dallas, Texas or by telephone at (214) 841-6111 to determine whether you are permitted to complete the transaction.
The blackout period for the ACS Savings Plan is expected to begin on September 28, 2006 and it is anticipated that the suspension will end when ACS files its Form 10-K. ACS will notify you once the ending date of the blackout period has been determined.
If you have any questions regarding the blackout period, you should contact: William L. Deckelman, Jr., Executive Vice President, at 2828 North Haskell Avenue, Dallas, Texas or by telephone at (214) 841-6111.